UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2014

SPANISH BROADCASTING SYSTEM, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27823	13-3827791
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7007 N.W. 77th Avenue, Miami, Florida		33166
(Address of principal executive offices)		(Zip Code)

(305) 441-6901

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On September 8, 2014, we entered into three agreements, dated as of September 1, 2014, with International Broadcasting Corp. (“IBC”). The first agreement is a Television Programming Agreement pursuant to which, commencing on or about September 15, 2014, IBC will broadcast Mega TV programming on its television stations WTCV-DT, Channel 32, San Juan, PR, WVEO-DT, Channel 17, Aguadilla, PR and WVOZ-DT, Channel 47, Ponce, PR (the “Television Stations”). We will pay IBC $4,500 per month for the right to have them broadcast our programming, and we will have the authority to sell for our own account all commercial time and retain all advertising revenues. The second agreement is a Radio Programming Agreement pursuant to which, commencing on or about September 15, 2014, we will broadcast IBC’s radio programming on our radio stations WIOA-FM, San Juan, PR, WIOA-FM1, Ceiba, PR, WIOC-FM, Ponce, PR and, after September 1, 2015 WZET-FM Hormigueros PR (the “Radio Stations”). IBC will pay us $4,500 per month for the right to have us broadcast their programming and they will have the authority to sell for their own account all commercial time and retain all advertising revenue. In exchange for our retaining the right to continue programming WZET-FM until September 1, 2015, we will pay IBC a one-time payment of $200,000. In addition, for so long as we continue to program WZET-FM (the parties may agree to extend our programming of WZET-FM beyond September 1, 2015), we will pay a principal of IBC $5,000 per month. The third agreement is an Option and Asset Swap/Purchase Agreement pursuant to which IBC has granted us an option exercisable at any time over the next five years, until August 31, 2019, to exchange the Radio Stations plus $1.9 million (if the option is exercised on or before September 1, 2017 and increased by 1.5% per annum if the option is exercised after September 1, 2017) for the Television Stations. Consummation of this last agreement is subject to our obtaining all necessary approvals, including approvals from the FCC, our lenders, and, if necessary, our stockholders. This agreement also permits us to assign our rights under this agreement if we are unable to obtain any necessary consents during the five year option period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPANISH BROADCASTING SYSTEM, INC.
(Registrant)

September 15, 2014	By:	/s/ Joseph A. García
Joseph A. García
Chief Financial Officer, Chief Administrative Officer, Senior Executive Vice President and Secretary